Exhibit 99.2

October 19, 2006

Charles E. Ayers, Jr.

Sarah M. Ayers

Charles E. Ayers, III

J. Mason Ayers

Alexander H. Ayers

710 North Hamilton Street

Richmond, VA 23221-2035

Ayers Family:

This letter (the “Agreement”) is to confirm our agreement regarding all of the shares, $.01 par value per share, (“Common Stock”) of Unioil, a Nevada corporation (the “Company”), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by each of you as of the date hereof and any other shares of Common Stock as to which you may hereafter acquire beneficial ownership (the “Shares”). In order to induce Petroleum Development Corporation, a Nevada corporation (“Parent”), to enter into a Tender Offer Agreement, dated as of the date hereof (the “Tender Offer Agreement”), among the Company, Parent and Wattenberg Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Parent (“Sub”), you hereby agree, severally and not jointly, as follows (capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Tender Offer Agreement):

Subject to the terms and conditions hereof, and in no event later than the completion of the tender offer to be commenced by Sub pursuant to the Tender Offer Agreement (the “Offer”), you will tender, or cause to be tendered, to the Sub, all of the issued and outstanding Shares beneficially owned by you, in exchange for the payment to you of funds equal to One Dollar Ninety-One Cents ($1.91) per Share tendered, regardless of whether a higher offer for such Shares has been made by any Person. If you withdraw your tender of Shares in the Offer, you shall immediately, but in no event later than the expiration date of the Offer, re-tender such Shares to Sub in accordance with the Offer, to the extent that the Offer has not been terminated. Contemporaneously with your execution of this Agreement, you have delivered the certificates representing your Shares to your attorneys at Lathrop & Gage L.C., who will hold those certificates on your behalf.

You hereby agree that, except for tendering the Shares in accordance with this Agreement, you shall not and shall cause your Affiliates not to (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares, (ii) grant any proxies or powers of attorney (except to Charles E. Ayers, Jr.) in respect of the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement with respect to any of the Shares or (iii) take any action that would have the effect of preventing or disabling (a) you from performing your obligations under this Agreement or (b) Parent, Sub or their designees from exercising their rights under this Agreement.

The Ayers Family

October 19, 2006

You hereby represent and warrant as to the Shares issued, outstanding and beneficially owned by you as of the date of this Agreement that (i) you are the sole beneficial owner of and have full right, power and authority to sell and vote the Shares, or if you are not the sole beneficial owner, you have the full right, power and authority to sell the Shares, and in either event, this Agreement is a valid and binding agreement, enforceable against you in accordance with its terms, (ii) neither the execution of this Agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you are a party or by which you or the Shares are bound and (iii) Sub shall, upon purchase of the Shares, receive good and marketable title to the Shares, free and clear of all liens, claims, encumbrances and security interests of any kind, except to the extent such Shares are considered restricted stock, as such term is defined by SEC Rule 144, and are accordingly subject to limitations on transfer imposed by the Securities Act of 1933, as amended.

In the event you are entitled to vote your Shares or act by written consent (collectively, “Vote”) with respect to such matters, you agree to Vote or cause to be Voted all of your Shares (i) in favor of approval and adoption of the Tender Offer Agreement, the Merger and the other Transactions and any other matter reasonably necessary in furtherance thereof and (ii) against any Alternative Acquisition, or any other matters which would reasonably be expected to impede, interfere, delay or materially adversely affect the Offer, the Merger and the other Transactions. In furtherance of your voting agreement in this paragraph, you hereby revoke any and all previous proxies with respect to any of the Shares and grant to Parent and such individuals or corporations as Parent may designate an irrevocable proxy to Vote all of the Shares owned by you in accordance with this paragraph on any matters which may be presented to stockholders of the Company with respect to the matters referred to in (i) and (ii) above. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as Parent may reasonably request to effectuate its proxy and voting rights under this paragraph. During the term of this Agreement, you agree not to take any action that the Company would be prohibited from taking under Section 5.3(a) of the Tender Offer Agreement.

In the event the Offer is not completed pursuant to the terms of the Tender Offer Agreement and Parent and Sub have complied in all material respects with their obligations under the Tender Offer Agreement and this Agreement, Parent shall have the option, exercisable at any time within ten (10) days of the termination of the Tender Offer Agreement, which option may be exercised notwithstanding any termination of the Tender Offer Agreement, to purchase the Shares at a per share cash price equal to the Offer Price of One Dollar Ninety-One Cents ($1.91) per Share.

Each of Sarah M. Ayers, Charles E. Ayers, III, J. Mason Ayers and Alexander H. Ayers have by separate Power of Attorney appointed Charles E. Ayers, Jr. as her or his true and lawful attorney-in-fact to do and perform any and every act and thing whatsoever required, necessary or proper to effect the transactions contemplated hereby as fully for all intents and purposes as she or he might or could do if personally present. Charles E. Ayers, Jr. hereby represents that each such Power of Attorney has been duly executed and is valid and enforceable in accordance with its terms.

The Ayers Family

October 19, 2006

Parent and Sub hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of the Company. No action taken that is necessary to comply with any fiduciary duties you may have to the Company shall be deemed to be a breach of the provisions of this Agreement.

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

Each party shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party’s obligations hereunder. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Nevada.

This Agreement will terminate upon the earliest of (i) the Offer Closing, (ii) the mutual consent of the parties hereto, (iii) simultaneously with termination of the Tender Offer Agreement pursuant to Section 7.1(a) or 7.1(d) thereof or (iv) the 10th day following the termination of the Tender Offer Agreement in accordance with any other section thereof. No such termination shall relieve any party from liability for any breach of this Agreement.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signatures follow.]

The Ayers Family

October 19, 2006

Please indicate your agreement to the foregoing by signing this Agreement in the space provided below, whereupon a binding agreement will have been formed between us in respect of the foregoing.

Sincerely,

PETROLEUM DEVELOPMENT CORPORATION

By:	/s/ Thomas E. Riley
Name:	Thomas E. Riley
Title:	President

Acknowledged and agreed as of the date first written above:

/s/ Charles E. Ayers, Jr.
Charles E. Ayers, Jr.

/s/ Sarah M. Ayers
Sarah M. Ayers

/s/ Charles E. Ayers, III
Charles E. Ayers, III

/s/ J. Mason Ayers
J. Mason Ayers

/s/Charles E. Ayers, Jr., Attorney-in-fact for Alexander H. Ayers
Alexander H. Ayers